Exhibit 99.1

Contact:	Jason B. Cagle
Chief Financial Officer
(972) 713-3500

UNITED SURGICAL PARTNERS ANNOUNCES THAT HAROLD L. PAZ, M.D., CEO

OF THE PENN STATE HERSHEY MEDICAL CENTER AND HEALTH SYSTEM,

HAS JOINED ITS BOARD OF DIRECTORS

Dallas, Texas (February 11, 2014) — United Surgical Partners International, Inc. today announced that Harold L. Paz, M.D., M.S., CEO of Penn State Hershey Medical Center and Health System, senior vice president for health affairs for Penn State and dean, Penn State College of Medicine, has joined USPI’s Board of Directors. A partnership between USPI and Penn State Hershey Health System, which began in 2011, jointly owns Hershey Outpatient Surgical Center, a surgical facility in Hershey, Pennsylvania.

Commenting on Dr. Paz’s appointment to the Board, Chairman Don Steen stated, “We have built our company by partnering with some of the best healthcare systems and physician leaders in the country. We are fortunate and delighted to have the CEO of a prestigious healthcare system like Penn State Hershey Health System join our Board. Dr. Paz will be a great complement to our Board and his guidance will help us build upon our success.”

“I am pleased to join the USPI Board,” Dr. Paz said. “Their commitment to patient safety, quality and operating efficiencies aligns with Penn State Hershey Health System’s vision to advance the health of the populations that we serve by providing them with the highest standard of care in the most appropriate setting.”

About United Surgical Partners International

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 215 facilities, of which 148 are jointly owned with not-for-profit healthcare systems.

About Penn State Hershey Health System

Penn State Hershey Health System was formed in 2008 to manage Penn State Hershey Medical Center’s relationships with other health care providers, including joint ventures and other collaborative arrangements. In support of its strategic vision, the health system has partnered with other hospitals and health care systems to assist them in bringing high quality clinical services to their local markets. To learn more, visit http://www.pennstatehershey.org/web/guest/home.

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